1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Conversions of its 5% Convertible Preferred Stock

NEW ORLEANS, LA, July 2, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today the results of the call for redemption of its 5% Convertible Preferred Stock (OTCBB: MMREP).  All of the holders of Preferred Stock elected to convert into common stock, resulting in the issuance of approximately 6.2 million shares of McMoRan common stock.  After giving effect to this transaction, common shares outstanding total approximately 34.7 million shares.  The transaction will result in preferred dividend savings of $1.5 million per annum.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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